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                                                                    EXHIBIT 99.1


news release                                           [TENNECO AUTOMOTIVE LOGO]



          Contacts:     Jane Ostrander
                        Media Relations
                        847 482-5607
                        jane.ostrander@tenneco-automotive.com

                        Leslie Hunziker
                        Investor Relations
                        847 482-5042
                        leslie.hunziker@tenneco-automotive.com


                   TENNECO AUTOMOTIVE AMENDS OFFER TO PURCHASE
                   11-5/8% SENIOR SUBORDINATED NOTES DUE 2009

         Lake Forest, Illinois, May 20, 2004 - Tenneco Automotive (NYSE: TEN) announced today that the company is amending its previously announced cash tender offer and consent solicitation to now seek approximately $130,000,000 aggregate principal amount of its 11 5/8 percent Senior Subordinated Notes due 2009 (CUSIP Number 880349AA3), rather than the full outstanding $500,000,000 of these notes previously sought.

         Tenneco Automotive intends to reduce the company's leverage and interest expense by purchasing, pro rata, notes validly tendered under the amended offer with the net proceeds of its pending equity offering.

         As previously announced, the company had been considering a concurrent private placement of new senior subordinated notes that would have permitted the company to complete the original tender offer for $500,000,000 of notes. The company determined that currently, given recent volatility in the bond markets, the pricing of the new senior subordinated notes is not sufficiently attractive in light of the company's intended use of the proceeds. As originally contemplated, the company may proceed with a private placement if the pricing and other terms available to it become attractive, or may pursue other refinancing of all or any portion of the notes that remain outstanding.

         The original tender offer included a solicitation of noteholders' consents to proposed amendments to the indenture under which the notes were issued. Because the amended tender offer will be for less than a majority of the outstanding notes, it will not include a consent solicitation and, as a result, those proposed amendments to the indenture will not become effective in connection with this transaction.

         The amended tender offer will expire at 12:00 midnight, New York City time, on Thursday, June 3, 2004, unless extended or earlier terminated, and is expected to settle on June 4, 2004. Holders who tendered notes pursuant to the original tender offer and consent solicitation may withdraw their notes up to the amended expiration time.


                                     -More-

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         Noteholders who have validly tendered and not withdrawn their notes before the amended offer expires will receive as payment for the notes $1,093.40 per $1,000 principal amount of notes, plus accrued and unpaid interest up to, but not including, the date of payment for the notes.

         The amended offer is subject to meeting certain conditions, including the receipt of financing on terms acceptable to Tenneco Automotive in an amount sufficient to complete the offer. The terms of the amended offer are described in Tenneco Automotive's Offer to Purchase Supplement, dated May 20, 2004, which may be obtained from Global Bondholder Services, at (866) 873-7700 (US toll-free) or (212) 430-3774.

         Tenneco Automotive has engaged Banc of America Securities LLC and J.P. Morgan Securities Inc. to act as dealer managers in connection with the offer. Questions regarding the offer may be directed to Banc of America Securities LLC, High Yield Special Products, at 888-292-0070 (US toll-free) or 212-847-5834 or J.P. Morgan Securities, High Yield Capital Markets, at 212-270-9153.

         This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The offer is being made solely by the Offer to Purchase Supplement, dated May 20, 2004, which amends and supplements the company's Offer to Purchase and Consent Solicitation Statement dated April 30, 2004.

         COMPANY INFORMATION AND FORWARD LOOKING STATEMENTS

         Tenneco Automotive is a $3.8 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,200 employees worldwide. Tenneco Automotive is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco Automotive markets its products principally under the Monroe(R), Walker(R), Gillet(R) and Clevite(R)Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R)Elastomer noise, vibration and harshness control components.

         The disclosures herein include statements that are 'forward looking' within the meaning of federal securities law concerning Tenneco Automotive's offer. These forward-looking statements generally can be identified by phrases such as "will," "conditioned" or other words or phrases of similar import. The company's ability to complete the transactions is subject to market conditions and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.


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